UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2025

XPO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five American Lane, Greenwich, Connecticut 06831
(Address of principal executive offices) (Zip Code)

(855) 976-6951

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	XPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Tenth Amendment to Term Loan Credit Agreement

On February 26, 2025 (the “Closing Date”), XPO, Inc. (the “Company”) entered into that certain Refinancing Amendment (Amendment No. 10 to Credit Agreement) (the “Amendment”), by and among the Company, certain of its subsidiaries, as guarantors, the lenders party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent (the “Administrative Agent”), amending that certain Senior Secured Term Loan Credit Agreement, dated as of October 30, 2015 (as amended, amended and restated, supplemented or otherwise modified prior to the effectiveness of the Amendment, the “Existing Term Loan Credit Agreement” and, as amended by the Amendment, the “Amended Term Loan Credit Agreement”), by and among the Company, its subsidiaries from time to time party thereto, as guarantors, the lenders from time to time party thereto and the Administrative Agent. Capitalized terms used in this section of Item 1.01 but not defined herein have the meaning ascribed to such terms in the Amendment or the Amended Term Loan Credit Agreement, as applicable.

Pursuant to the Amendment, the Lenders provided to the Company (a) a term loan B facility in an aggregate principal amount of up to $700 million (the “Refinancing Term Loan B-2 Facility”), which will refinance the existing term loan B-2 facility under the Existing Term Loan Credit Agreement, and (b) a term loan B facility in an aggregate principal amount of up to $400 million (the “Refinancing Term Loan B-3 Facility” and, together with the Refinancing Term Loan B-2 Facility, collectively, the “Refinancing Term Loan Facilities”), which will refinance the existing term loan B-3 facility under the Existing Term Loan Credit Agreement. The proceeds of the Refinancing Term Loan Facilities will be used to refinance all of the indebtedness under the Existing Term Loan Credit Agreement.

The loans under the Refinancing Term Loan B-2 Facility will mature on May 24, 2028, and the loans under the Refinancing Term B-3 Facility will mature on February 1, 2031. The Refinancing Term Loan Facilities are guaranteed, subject to customary exceptions, by all of the Company’s wholly-owned domestic restricted subsidiaries (such subsidiaries, the “Guarantors”), and are secured by a lien on substantially all of the Company’s assets and the assets of the Guarantors, in each case, subject to customary exceptions; provided that, pursuant to the Amendment, liens on the Company’s and the Guarantors’ fee owned real property, rolling stock and other assets subject to certificate of title that previously secured the obligations under the Amended Term Loan Credit Agreement were released. The liens securing the Refinancing Term Loan Facilities are pari passu with the liens securing the Revolving Credit Facility (as defined below).

The Refinancing Term Loan Facilities are subject to amortization of principal, payable in quarterly installments on the last business day of each fiscal quarter, equal to 1% of the original principal amount of the term loans under each Refinancing Term Loan Facility, which amortization amounts are reduced by prepayments of term loans.

Each Refinancing Term Loan Facility bears interest at a rate per annum equal to, at the Company’s option, either ABR or Term SOFR plus (i) in the case of ABR Loans, 0.75% or, (ii) in the case of Term SOFR Loans, 1.75%, which, in each case of clauses (i) and (ii), after September 30, 2025, shall be reduced by 0.25% upon the achievement of a Consolidated First Lien Net Leverage Ratio (as defined in the Amended Term Loan Credit Agreement) of less than or equal to 1.21 to 1.00.

The Amended Term Loan Credit Agreement contains customary mandatory prepayment requirements, representations and warranties, events of default, reporting and other affirmative covenants and negative covenants, including limitations on indebtedness, liens, investments, dividends, repayments of junior financings and asset sales, in each case subject to a number of important exceptions and qualifications. Failure to comply with these covenants and restrictions could result in an event of default under the Amended Term Loan Credit Agreement. In such an event, all amounts outstanding under the Amended Term Loan Credit Agreement, together with any accrued interest, could then be declared immediately due and payable.

The foregoing description of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.

Revolving Credit Agreement

On the Closing Date, the Company entered into a Revolving Credit Agreement, by and among the Company, certain of its subsidiaries, as guarantors, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent and collateral agent for the lenders (the “Revolving Credit Agreement”).

The Revolving Credit Agreement provides for, among other things, revolving credit commitments in an initial aggregate amount of $600 million (the “Revolving Credit Facility”), of which $200 million shall be available for issuances of letters of credit. Subject to the terms contained in the Revolving Credit Agreement, the Company may borrow, repay and reborrow revolving loans (the “Revolving Loans”) under the Revolving Credit Facility until the maturity date thereof. The Revolving Loans and letters of credit under the Revolving Credit Facility are available in U.S. Dollars and Canadian Dollars. The proceeds of the Revolving Loans and the letters of credit issued under the Revolving Credit Facility may be used to provide working capital from time to time for the Company and its subsidiaries and for other general corporate purposes, including investments and acquisitions permitted under the Revolving Credit Agreement. Capitalized terms used in this section of Item 1.01 but not previously defined herein have the meaning ascribed to such terms in the Revolving Credit Agreement.

The maturity date of the Revolving Credit Facility is April 30, 2030. The Revolving Credit Facility is guaranteed, subject to customary exceptions, by all of the Guarantors, and is secured by a lien on substantially all of the Company’s assets and the assets of the Guarantors, in each case, subject to customary exceptions. The liens securing the Revolving Credit Facility are pari passu with the liens securing the Refinancing Term Loan Facilities. Upon the occurrence of a Fall-Away Event (as defined below), each of the Guarantors shall be automatically released from its guarantee of the Revolving Credit Facility and all liens securing the Revolving Credit Facility will be released.

The Revolving Loans bear interest at a rate per annum equal to, at the Company’s option, (a) for loans denominated in U.S. Dollars, Term SOFR or the Base Rate and (b) for loans denominated in Canadian Dollars, Term CORRA or the Canadian base rate plus (i) in the case of Base Rate (including Canadian base rate) loans, an applicable rate based on a grid ranging from 0.25% to 1.00% or, (ii) in the case of Term SOFR or Term CORRA loans, an applicable rate based on a grid ranging from 1.25% to 2.00%, which in each case of clauses (i) and (ii), is determined based on the Company’s Consolidated Total Net Leverage Ratio (as defined in the Revolving Credit Agreement). In addition, the Company is required to pay an unused commitment fee of between 0.20% and 0.30% on the undrawn commitments under the Revolving Credit Facility, determined based on the Company’s Consolidated Total Net Leverage Ratio.

The Revolving Credit Agreement contains customary representations and warranties, events of default, reporting and other affirmative covenants and negative covenants, including limitations on indebtedness, liens, investments, dividends, repayments of junior financings and asset sales, in each case subject to a number of important exceptions and qualifications. Certain covenants under the Revolving Credit Agreement and the other Loan Documents will also terminate or be amended, on the terms set forth in the Revolving Credit Agreement, upon, among other things, the Company’s achievement of investment grade ratings from at least two rating agencies (a “Fall-Away Event”). In addition, the Revolving Credit Agreement requires the Company to maintain, (x) prior to the occurrence of a Fall-Away Event, (i) a Consolidated Secured Net Leverage Ratio (as defined in the Revolving Credit Agreement) of not greater than 3.00 to 1.00 (which may step up to 3.50 to 1.00 for four fiscal quarters in the event of the consummation of certain material acquisitions) and (ii) an Interest Coverage Ratio of not less than 2.00 to 1.00 or, (y) after the occurrence of a Fall-Away Event, a Consolidated Total Net Leverage Ratio of 4.00 to 1.00. Failure to comply with the applicable covenants and restrictions could result in an event of default under the Revolving Credit Agreement. In such an event, all commitments to extend credit under the Revolving Credit Facility could then be terminated, amounts outstanding under the Revolving Credit Agreement, together with any accrued interest, could then be declared immediately due and payable, and/or outstanding letters of credit under the Revolving Credit Facility could be required to be cash collateralized.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Revolving Credit Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated into this Item 1.01 by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On the Closing Date, the Revolving Credit Agreement replaced the Company’s former revolving ABL credit facility and the related credit agreement, dated as of October 30, 2015 (as previously amended, amended and restated, supplemented or otherwise modified, the “Former ABL Credit Agreement”), by and among the XPO, Inc., certain subsidiaries signatory thereto, the other credit parties from time to time thereto, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent for the lenders party thereto. The Company terminated all outstanding obligations and commitments under the Former ABL Credit Agreement on the Closing Date.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Document
10.1*	Refinancing Amendment (Amendment No. 10 to Credit Agreement), dated as of February 26, 2025, by and among XPO, Inc., the subsidiaries signatory thereto, as guarantors, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.
10.2*	Revolving Credit Agreement, dated as of February 26, 2025, by and among XPO, Inc., the subsidiaries signatory thereto, as guarantors, the lenders party thereto and Wells Fargo Bank, National Association as administrative agent and collateral agent.
104.1	Cover Page Interactive Data File (formatted as Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XPO, INC.

Date: February 26, 2025	/s/ Kyle Wismans
Kyle Wismans
Chief Financial Officer